Exhibit 10.15

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of July 10, 2006 (the “Effective Date”), by and between Brownstone Publishing, LLC d/b/a Angie’s List, an Indiana limited liability company (the “Company”), and Michael D. Rutz, an individual residing in the State of Indiana (“Rutz”).

PRELIMINARY STATEMENTS

A        The Company engages in a business that (i) collects customer satisfaction ratings on local service companies located in the different geographic markets through market research and reports submitted by Angie’s List members who have previously hired a specified service provider (the “Ratings Division”) and (ii) markets and sells certain information to local service providers that are both advertisers and non-advertisers in the Angie’s List monthly publication (the “Information Marketing Division”; and collectively with the Ratings Division, the “Company’s Business”). This Agreement (and, specifically, the term “Company’s Business”) shall be deemed amended to reflect any actual change in the Company’s Business after the Effective Date but prior to Rutz’s termination of employment with the Company.

B        Rutz will become an employee of the Company and, as a result of such employment, has and will become acquainted with the affairs of the Company and its personnel, services, products, and business practices and relationships. This Agreement is entered into for, among other things, the protection of the Company’s business relationships, goodwill and going business value.

AGREEMENT

In consideration of the mutual covenants contained herein, Rutz and the Company, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

(a) Offer and Acceptance. During the Employment Term (as defined in Section 1(c) below), the Company agrees to employ Rutz as an employ of the Company upon the terms and subject to the conditions set forth herein, and Rutz agrees to remain in the employ of the Company on such terms and conditions.

(b) Duties. Rutz’s duties shall include those duties that are reasonably assigned to him from time to time, in good faith, by the President or the Board of Managers of the Company (the “Board”) and which relate to the Information Marketing Division. Rutz shall (i) devote his working hours, on a Full-Time Basis (as defined below), to his duties under this Agreement; (ii) faithfully, industriously and loyally serve Company; (iii) comply in all respects with the lawful and reasonable directions and instructions given to him by the President and/or the Board; and (iv) use his best efforts to promote and serve the interests of the Company. For purposes of this Agreement, the term “Full-Time Basis” means the amount of time and level of commitment necessary to perform the duties associated with Rutz’s position with the Company, but in no event less than forty (40) hours per week.

(c) Term. The term of Rutz’s employment under this Agreement shall commence on the Effective Date and shall continue thereafter until this Agreement is terminated by either party as provided in Section 1(e) below (the “Employment Term”).

(d) Compensation and Benefits. During the Employment Term, the Company shall pay and provide the following compensation and other benefits to Rutz as compensation for services rendered under this Agreement upon the terms and subject to the conditions set forth herein. All payments made to Rutz hereunder shall be subject to appropriate payroll deductions and other withholdings required by law.

(i) Annual Salary. The Company shall pay to Rutz, in accordance with the then prevailing payroll practices of the Company, an annual base salary of One Hundred Five Thousand Dollars ($105,000) (the “Annual Salary”); provided, however, Rutz shall not be entitled to receive, and the Company shall not be required to pay, the Annual Salary until the earlier to occur of (A) the Information Marketing Division becoming cash flow (net income (or net loss) plus increase (or less decrease) in deferred revenue) positive and (B) the mutual agreement of the Company and Rutz. For purposes of the preceding sentence and this Agreement in general, the Information Marketing Division income statements shall be prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, consistently applied (“GAAP”). The Company shall cause such income statements to be prepared on a monthly basis and shall provide copies thereof to Rutz as and when prepared. Until the Annual Salary goes into effect as provided in this subsection (i), Rutz shall be entitled to receive the compensation set forth on Schedule I, which shall be paid by the Company to Rutz in accordance with its prevailing payroll practices. Once the Annual Salary is in effect, the President may, in his sole discretion, make appropriate increases to Rutz’s Annual Salary thereto from time to time.

(ii) Bonuses.

(A) Short-Term Bonus. Commencing as of the earlier of (1) such time as Rutz begins to receive the Annual Salary (as describe in subsection (i), above), or (2) the date which is 6-months from the Effective Date, Rutz shall be entitled to receive a monthly bonus equal to a percentage of the Company’s gross revenue (for the Information Marketing Division) for the previous calendar month (the “Short-Term Bonus”). The amount of the percentage to be used in the calculation of the Short-Term Bonus shall be based upon the Net Income (as defined below) of the Company and shall be determined in accordance with Schedule II. For purposes of this Agreement, “Net Income” shall mean the Company’s gross revenues related to sales of products and services from the Information Marketing Division less the cost of such sales and products and the expenses of the Information Marketing Division, all as reflected on the Information Marketing Division’s income statements which shall be prepared in accordance with GAAP. The Company shall pay the Short-Term Bonus, if any, to Rutz by no later than the Company’s last payroll date in the calendar month immediately following the calendar month in which the Short-Term Bonus was earned.

(B) Long-Term Bonus. At any time after the third anniversary of the Effective Date of this Agreement, either the Company or Rutz may, by providing not less than 60 days prior written notice to the other party, require the Company to make a one-time bonus payment to Rutz which shall be an amount equal to the greater of the (1) applicable multiplier set forth on Schedule III multiplied by the Company’s Net Income for the trailing 12-month period and (2) applicable multiplier set forth on Schedule III multiplied by the gross revenue of the Information Marketing Division for the trailing 12-month period (the “Long-Term Bonus”). The Company shall pay the Long-Term Bonus to Rutz within sixty (60) days after the date of the written notice given by one of the parties under this subsection (B). In the event that this Agreement is terminated prior to the exercise of the payment notice by either of the parties hereto, the Company shall pay the Long-Term Bonus to Rutz on or prior to his Termination Date.

(iii) Expenses. Consistent with the practices and policies of the Company, the Company shall reimburse Rutz, in accordance with the then prevailing reimbursement practices of the Company, for all reasonable and necessary business expenses incurred by Rutz in connection with his employment with the Company, provided that Rutz complies with the reporting and reimbursement policies as may be established by the Company from time to time.

(iv) Benefit Plans. Consistent with the practices and policies of the Company, Rutz shall be eligible to participate in all employee benefit plans made available to employees of the Company having responsibilities similar in nature or level to those of Rutz, provided that such participation will be subject to all terms and conditions of such plans (including, without limitation, all waiting periods, eligibility requirements, contributions, exclusions and other similar conditions and limitations).

(v) Change of Control Payment. After the Effective Date and continuing thereafter until the third anniversary of this Agreement, upon the consummation of a Change of Control (as hereinafter defined), Rutz shall be entitled to receive, and the Company shall be obligated to pay, a bonus in an amount equal to two (2) multiplied by the gross revenue of the Information Marketing Division for the trailing 12-month period (the “Change of Control Bonus”). The Change of Control Bonus shall be paid by the Company to Rutz at the closing of the Change of Control. For purposes of this Agreement, “Change of Control” means the transfer, license, lease or other acquisition, directly or indirectly, by another Person in any transaction or series of related transactions of all or substantially all of the assets or membership interests of the Company (it being understood that the sale or other disposition of assets or membership interests constituting more than 50% of the fair market value of the assets or membership interests of the Company will constitute substantially all of the assets or membership interests of the Company).

(e) Termination. Subject to the terms of Section 1(f) below, Rutz’s employment with the Company may be terminated as follows:

(i) Termination for Cause. The Company may immediately terminate, at any time, Rutz’s employment with the Company for “Cause”. Termination for “Cause” means termination of Rutz’s employment by the Company for any one or more of the following reasons: (A) Rutz’s continued inattention to, neglect of or inability to perform in a material respect (other than any such inability resulting from being Permanently Disabled (as defined below)) the duties to be performed by him under this Agreement for a period of ten (10) days following written notice to him from the Company specifying in reasonable detail key elements of such inattention, neglect or inability; (B) the disclosure by Rutz of confidential information of the Company or any of its affiliates, which at the time of disclosure was known by him or should have been known by him due to the nature of his position to be confidential; (C) fraud, dishonesty or the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (D) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, any non-traffic related offense that is a felony, the equivalent thereof or any other crime with respect to which imprisonment is a possible punishment; or (E) Rutz’s willful engagement in conduct which is demonstrably injurious -to the Company, the Company’s parent or any of its subsidiaries or affiliates, monetarily or otherwise.

(ii) Termination Without Cause. The Company may, at any time, terminate Rutz’s employment with the Company without Cause by providing at least thirty (30) days prior written notice to Rutz.

(iii) Resignation of Executive. Rutz may, at any time, terminate Rutz’s employment with the Company by providing at least thirty (30) days prior written notice to Rutz.

(iv) Permanent Disability. Rutz’s employment with the Company shall terminate immediately upon Rutz’s Permanent Disability (as hereinafter defined). For purposes of this Agreement, “Permanent Disability” means the inability, as determined by an appropriate medical professional mutually selected by the Company and Rutz, of Rutz to perform the essential functions of Rutz’s position with the Company, with or without reasonable accommodation, because of mental, physical or other illness, disease or injury, where the period of such disability shall have existed for (A) an aggregate of six (6) months in any twelve (12) month period, or (B) a period of six (6) consecutive months.

(v) Death. If Rutz dies, his employment with the Company shall automatically terminate on the date of his death.

(f) Effect of Termination.

(i) Upon the Company’s termination of Rutz’s employment with the Company pursuant to Section 1(e)(i) or Rutz’s termination of Rutz’s employment with the Company pursuant to Section 1(e)(iii), Rutz shall be entitled to receive (A) payment of that portion of Rutz’s then effective annual Salary which has been earned but not yet paid through and including the effective date of the termination of his employment under this Agreement (the “Termination Date”); (B) payment of any Bonus earned by Rutz under the terms and conditions of this Agreement that remains unpaid prior to the Termination Date; (C) reimbursement of any reimbursable business expenses under Section 1(d)(iii) that were incurred by Rutz as of the Termination Date, and (D) continuation of benefits to which Rutz is entitled under Section 1(d)(v) through and including the Termination Date.

(ii) Upon the Company’s termination of Rutz’s employment with the Company pursuant to Section 1(e)(ii), Rutz shall be entitled to receive: (A) payment of that portion of Rutz’s then effective Annual Salary which has been earned but not yet paid through and including the Termination Date; (B) payment of any Bonus earned by Rutz under the terms and conditions of this Agreement that remains unpaid prior to the Termination Date; (C) if he was terminated by the Company without Cause at any time during the period from August     , 2007 through the third anniversary of the Effective Date, payment of an amount equal to an amount equal to two (2) multiplied by the gross revenue of the Information Marketing Division for the trailing 12-month period (the “Severance Payment”); provided, however, Rutz shall only be entitled to receive the Severance Payment under this subsection (ii) if the Company’s Net Income is positive for the immediate preceding three (3) months prior to the Termination Date; (D) reimbursement of any reimbursable business expenses under Section 1(d)(iii), which were incurred by Rutz through and including the Termination Date; and (E) payment and continuation of the health insurance benefits to which Rutz is entitled under Section 1(d)(v) through and including the Termination Date. Rutz’s entitlement to the compensation and benefits described in items (C) and (E) of this subsection (ii) is specifically subject to the execution and delivery by Rutz of a complete release agreement in form and substance reasonably satisfactory to the Company. The Severance Payment shall be paid to Rutz on the Termination Date. Notwithstanding anything in this Agreement to the contrary, Rutz shall not be entitled to receive the Severance

Payment from the Company under this subsection (ii) if the Company has paid to Rutz, and Rutz has received payment of, the Change of Control Bonus under Section 1(d)(v).

(iii) Upon termination of Rutz’s employment with Company pursuant to Section 1(e)(iv) or (v), Rutz, or Rutz’s heirs, estate, personal representative or legal guardian, as appropriate, shall be entitled to receive (A) payment of that portion of Rutz’s then effective Annual Salary which has been earned but not yet paid through and including the Termination Date; (B) payment of any Bonus earned by Rutz under the terms and conditions of this Agreement that remains unpaid prior to the Termination Date; (C) reimbursement of any reimbursable business expenses under Section 1(d)(iii), which were incurred by Rutz through and including the Termination Date and (D) continuation of benefits to which Rutz is entitled under Section 1(d)(v) through and including the Termination Date (including, without limitation, coverage under any Company disability plan then in effect).

Except as specifically provided in this Section 1(f) or required under applicable law, Rutz will not be eligible to receive any portion of his Annual Salary or any other compensation described in Section 1(d) with respect to any future periods after the Termination Date.

Section 2. Restrictive Covenants. For purposes of this Section 2, the term “Company” shall include, in addition to the Company, its parent, affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a) Non-Competition. During the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), Rutz shall not, directly or indirectly, perform for or on behalf of a Customer or any Competitor (each as defined in subsection (c) below), the same or similar services as those that Rutz performed for the Company during Rutz’s employment with Company. In addition, Rutz shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with (as an officer, director, employee, partner, shareholder, member, manager, consultant, employee, agent, or otherwise), any Competitor.

(b) Non-Solicitation. During the Restricted Period, Rutz shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers or prospective Customers with whom Rutz had contact at any time during the immediately preceding twenty-four month (24) period; (ii)

divert or attempt to divert any business of the Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company’s relationship with, any Person who is employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the Company or business or operations then being conducted by the Company.

(c) Definitions. For purposes of this Section 2, the following definitions have the following meanings:

(i) “Competitor” means any Person that engages in a business that is the same as, or substantially similar to, the Company’s Business.

(ii) “Customer” means any Person, including any successor in interest, subsidiary or other related entity, which, as of any given date, used or purchased or contracted to use or purchase any services or products from Company within the immediately preceding twenty-four (24) month period.

(iii) “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

(iv) “Restricted Area” means, because the market for Company’s Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, Rutz, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to the Company’s Business because of the availability of the Internet; (B) everywhere in the world that Rutz has the ability to compete with the Company’s Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America in which the Company has sold any products or provided any services in connection with the Company’s Business; (D) each state, commonwealth, territory and other political subdivision of the United States of America in which the Company has sold any products or provided any services in connection with the Company’s Business; (E) Ohio and any state in which the Company has sold any products or provided any services in connection with the Company’s Business; (F) any geographical area in which the Company has performed any services or sold any products in connection with the Company’s Business; (G) any geographical area in which the Company or any of its subsidiaries have engaged in the Company’s Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where the Company had an office at any time during Rutz’s employment by the Company where Rutz actually performed any services or sold any products in connection with the Company’s Business; (I) within fifty (50) miles of any location in which the Company had an office at any time during Rutz’s employment by the Company where Rutz actually performed any services or sold any products in connection with the Company’s Business; and (J) within fifty (50) miles of any location where Rutz actually performed any services or sold any products in connection with the Company’s Business while Rutz was employed by the Company.

(v) “Restricted Period” means the twelve (12) month period commencing after the Termination Date. In the event of a breach of this Agreement by Rutz, the Restricted Period will be extended automatically by the period of the breach.

(d) Survival. Rutz’s obligations set forth in this Section 2, and the Company’s rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period.

(e) Public Company Exception. Nothing contained herein shall prohibit Rutz’s ownership of stock in a company which is publicly traded, provided that (i) the investment is passive, (ii) Rutz has no other involvement with the company, (iii) Rutz’s interest is less than five (5%) percent of the shares of the company, and (iv) Rutz makes full disclosure to Company of the stock at the time that Rutz acquires the shares of stock.

Section 3. General.

(a) Reasonableness. Rutz has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in Section 2 and the time periods contained in Section 2 and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of the Company’s Business.

(b) Remedies. Rutz recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, Rutz agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against Rutz to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its parent, affiliates or subsidiaries. For purposes of this Agreement, lost profits of Company shall be deemed to include all gross revenues resulting from any activity of Rutz in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, expenses, and court costs incurred by such party in connection with such action or proceeding.

(c) Claims By Executive. Rutz acknowledges and agrees that any claim or cause of action by Rutz against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

(d) Amendments. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

(e) Waiver. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver, or a waiver of any subsequent breach by a party of any provision of this Agreement.

(f) Governing Law; Jurisdiction. The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state’s choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective obligations and responsibilities under the Indiana Uniform Trade Secrets Act. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Agreement shall be filed exclusively in the courts of the State of Indiana or the United States District Court in Indianapolis, and the parties hereto expressly waive any and all objections to jurisdiction, service of process or venue in connection therewith.

(g) Complete Agreement. This Agreement, including all agreements referenced in this Agreement and the Employee Confidentiality and Proprietary Information Agreement, is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement, and all prior negotiations, commitments, agreements, writings, and discussions shall have no force or effect. The parties to any other negotiations, commitment, agreement, writing, or discussion shall have no further rights or obligations thereunder to the extent it relates to the subject matter of this Agreement.

(h) Severability. If a court having proper jurisdiction holds a particular provision of this Agreement unenforceable or invalid for any reason, that provision shall be modified only to the extent necessary in the opinion of such court to make it enforceable and valid and the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law. In the event the court determines such modification is not possible, the provision shall be deemed severable and deleted, and all other provisions of this Agreement shall remain unchanged and in full force and effect.

(i) Fair Dealing. Rutz acknowledges that the Company has negotiated this Agreement in good faith and has been fair in its dealing with Rutz. Rutz shall not raise any defense and expressly waives any defense against the Company based upon any alleged breach of good faith or fair dealing by the Company in connection with this Agreement.

(j) Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement. Facsimile transmission of the executed version of this Agreement or any counterpart hereof shall have the same force and effect as the original.

(k) Executive Warranties. Rutz warrants and represents to the Company that the execution and performance of this Agreement does not and shall not violate any express or implied obligations to any party and that Rutz shall inform any prospective employer about the existence of this Agreement before accepting employment with such employer.

(l) Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

(m) Third Party Beneficiaries. The Company’s parent, affiliates and subsidiaries, are expressly made third party beneficiaries of this Agreement.

(n) Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the dale of delivery if sent by facsimile or by courier delivery service, or (c) four business days after being deposited in the U.S. mail, with proper postage for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:

If to the Company, to:	Brownstone Publishing, LLC 1030 Washington Street Indianapolis, IN Attention: President Facsimile: (___) _________

If to Rutz, to:	Michael D. Rutz [personally identifiable information withheld] Facsimile: (___) _________

The addresses set forth above may be changed by either of the parties hereto by providing written notice in accordance with this Section 3(n).

(o) Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Rutz’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Rutz shall die while any amount would still be payable to Rutz hereunder (other than amounts which, by their terms, terminate upon the death of Rutz) if Rutz had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Rutz’s estate.

(p) OPPORTUNITY TO CONSULT COUNSEL. RUTZ ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND HAS BEEN GIVEN ADEQUATE OPPORTUNITY, AND HAS BEEN ENCOURAGED BY THE COMPANY, TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE CONCERNING THE TERMS HEREOF BEFORE EXECUTING THIS AGREEMENT.

(q) Ice Miller as counsel to the Company. Rutz acknowledges and agrees that Ice Miller (“IM”) solely represented the Company in connection with the negotiation and drafting of this Agreement and IM has not represented Rutz in connection with the negotiation and drafting of this Agreement. Further, Rutz acknowledges and agrees that IM has recommended to Rutz that he consult with legal counsel (other than IM) concerning the terms hereof before executing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have made this Agreement effective as of the Effective Date.

“COMPANY”

BROWNSTONE PUBLISHING, LLC

By:	/s/ William S. Oesterle
William S. Oesterle, President

“RUTZ”

By:	/s/ Mike Rutz
Michael D. Rutz

Schedule I

Compensation Schedule

7/10-8/13	Month 1- $6000 base salary, plus 100% of gross revenue (not to exceed $8,750 combined) (SALARY WAS $2400)

8/14-9/10	Month 2- $5,000 base salary, plus 100% of gross revenue (not to exceed $8,750 combined) – CHANGED TO $2500 (SALARY) 8/29/06 FOR PAY PERIOD 8/14-8/27
8/28-9/10

9/11-	Month 3-6- -$4,000 base salary, plus 100% of gross revenue (not to exceed $8,750 combined) $2000

Unless otherwise agreed, “gross revenue” for purposes of this Schedule I,

Schedule II, and as otherwise used in this Agreement, shall refer to the gross revenue of the Information Marketing Division of the Company, as reflected on the income statements prepared from time to time as contemplated by Section 1(d)

of the Agreement.

Schedule II

Short-Term Bonus

Percentage of Gross Revenue	If Net Income is Within this Range:

Payable to Rutz:
10%	$0-$250,000
15%	$250,001-$500,000
20%	$500,001 and above

Schedule III

Long-Term Bonus

Multiplier for Trailing 12-Month Net Income Calculation

Year After Effective Date	Multiplier
3	2.0
4	1.5
5 and after	1.0

Multiplier for Trailing 12 Month Revenue Calculation

Year After Effective Date	Multiplier
3	1.0
4.75
5 and after	.50

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